EXHIBIT 10.262

                            Second Amendment
                       Dated as of November 20, 2000
                                   to
                         Receivables Sale Agreement
                        Dated as of December 11, 1998

     This Amendment (the "Amendment"), dated as of November 20, 2000, is entered into among Crompton & Knowles Receivables Corporation (the "Seller"), Crompton Corporation (as successor by merger with Crompton & Knowles Corporation) (the "Initial Collection Agent"), Windmill Funding Corporation, a Delaware corporation ("Windmill"), ABN AMRO Bank N.V., as Windmill's program letter of credit provider (the "Enhancer"), the Liquidity Provider listed on the signature page hereof (the "Liquidity Provider") and ABN AMRO Bank N.V., as agent for Windmill, the Enhancer and the Liquidity Provider (the "Agent").

     Reference is hereby made to that certain Receivables Sale Agreement, dated as of December 11, 1998 (as amended, supplemented or otherwise modified through the date hereof, the "Sale Agreement"), among the Seller, the Initial Collection Agent, Windmill, the Enhancer, the Liquidity Provider and the Agent. Terms used herein and not otherwise defined herein which are defined in the Sale Agreement or the other Transaction Documents (as defined in the Sale Agreement) shall have the same meaning herein as defined therein.

     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1. Subject to the following terms and conditions, including without limitation the conditions precedent set forth in Section 2, upon execution by the parties hereto in the space provided for that purpose below, the Sale Agreement shall be, and it hereby is, amended as follows:

          (a) Each reference to "Windmill" appearing in the Sale Agreement is amended to be "Amsterdam". Each reference to "Crompton & Knowles Credit Agreement" appearing in the Sale Agreement is amended to be "Crompton Corporation Credit Agreement".

          (b)     The quotient used to determine the Purchase Interest in
Section 1.1(a) is amended to read as follows:

                           I     +     PRP
                           ER
     where:

I     =     the outstanding Investment of such Purchaser at such time;

ER    =     the Eligible Receivables Balance at such time; and

PRP   =     the Purchaser Reserve Percentage at such time.

          (c) The word "Reserve" in the second line after the quotient used to determine the Purchase Interest in Section 1.1(a) is amended to be "Purchaser Reserve Percentage".

          (d) Sections 1.5(a) and (b) of the Sale Agreement are hereby amended in its entirety as follows:

          (a) General. If at any time before the Liquidity Termination Date the Eligible Receivables Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve, the Seller shall pay to the Agent an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied first to Prime Tranches and second to the other Tranches with the shortest remaining maturities unless otherwise specified by the Seller. Any amount so applied to reduce Windmill's Investment shall be deposited in the Special Transaction Subaccount.

          (b) Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) including without limitation, a Receivable Setoff or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i).

          (e) Subsections (a), (b) and (c) of Section 4.1 of the Sale Agreement are hereby amended in their entirety as follows:

          (a) Corporate Existence and Power. Each of the Seller and each Crompton & Knowles Entity is either a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization and has all corporate or organizational power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a material adverse effect on
(i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent or any Purchaser under any Transaction Document or
(iv) the enforceability or collectibility of any Receivable.

          (b) Corporate or Organizational Authorization and No Contravention. The execution, delivery and performance by each of the Seller and each Crompton & Knowles Entity of each Transaction Document to which it is a party
(i) are within its corporate or organizational powers, as applicable,
(ii) have been duly authorized by all necessary corporate or organizational action, as applicable, (iii) do not contravene or constitute a default under
(A) any applicable law, rule or regulation, (B) its or any Subsidiary's charter, by-laws or operating agreement, as applicable or (C) any agreement, order or other instrument to which it or any Subsidiary is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Seller, any Crompton & Knowles Entity or any Subsidiary.

          (c) Conduct of Business. The Seller will perform, and will cause each Crompton & Knowles Entity and Subsidiary to perform, all actions necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

          (f) Section 5.1(a)(v) of the Sale Agreement is hereby amended in its entirety to be and to read as follows:

                  (v) Crompton Corporation Credit Agreement Certificate. A copy of the financial information, certificates and other documentation described in Sections 5.01(a) through (h) of the Crompton Corporation Credit Agreement, delivered as and when required by such Section 5.01; and

          (g) The term "A-1+" appearing in Section 9.8(d) of the Sale Agreement is hereby amended in its entirety to be "A-1".

          (h)     The defined term "Aggregate Commitment" appearing in
Schedule I to the Sale Agreement is amended in its entirety to be and to read as follows:

                   "Aggregate Commitment" means $204,000,000, as such amount may be reduced pursuant to Section 1.6.

          (i)     A new defined term "Aggregate Reserve" is hereby added to
Schedule I to the Sale Agreement, as alphabetically appropriate, as follows:

                 "Aggregate Reserve" means, at any time at which such amount is calculated, the sum of the Loss Reserve, Dilution Reserve and Discount Reserve.
          (j) The defined term "Crompton & Knowles Credit Agreement" appearing in Schedule I to the Sale Agreement is hereby amended in its entirety to be and to read as follows:

          "Crompton Corporation Credit Agreement" means that certain Five Year Credit Agreement, dated as of October 28, 1999, among CK Witco Corporation (now known as Crompton Corporation), the Eligible Subsidiaries referred to therein, the Banks listed therein, The Chase Manhattan Bank, as Syndication Agent, Citibank N.A., as Administrative Agent, and Bank of America and Deutsche Bank Securities Inc., as Co-Documentation Agents, as such may be amended, modified or supplemented from time to time in accordance with the terms thereof.

          (k) The defined term "Dilution Ratio" appearing in Schedule I to the Sale Agreement is hereby amended in its entirety to be and to read as follows:

          "Dilution Ratio" means, for any period, the ratio computed by dividing (a) the aggregate amount of payments owed by the Seller pursuant to the first sentence of Section 1.5(b) during such period by (b) the aggregate amount of Collections received during such period.

          (l) The number "2" appearing in the defined term "Dilution Reserve" appearing in Schedule I to the Sale Agreement is hereby amended to be "3".

          (m) the defined term "Dilution Reserve Trigger Event" appearing in Schedule I to the Sale Agreement is amended in its entirety to be and to read as follows:

          "Dilution Reserve Trigger Event" shall mean at any time the Parent's long-term unsecured, unsubordinated indebtedness is rated less than "BBB-" by S&P and "Baa3" by Moody's (or S&P or Moody's has withdrawn or suspended such rating).

          (n) The defined term "Discount Reserve" appearing in Schedule I to the Sale Agreement is amended in its entirety to read as follows:

          "Discount Reserve" means, at any time, the product of (a) 1.5 multiplied by (b) the rate announced by ABN AMRO as its "Prime Rate" (which may not be its best or lowest rate) plus 100 basis points (1.00%) multiplied by (c) Aggregate Investment multiplied by (d) a fraction, the numerator of which is the average Turnover Rate as of the last day of the last three calendar months and the denominator of which is 360.

          (o) Subsection (vi) of the defined term "Eligible Receivables" appearing in Schedule I to the Sale Agreement is amended in its entirety to be and to read as follows:

                  (vi) which arises under a contract that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset (other than, prior to the Receivable Setoff Downgrade Event, a Receivable Setoff), counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of
Section 365 of the Bankruptcy Code;

          (p)     The defined term "Eligible Receivables Balance" appearing in
Schedule I to the Sale Agreement is amended in its entirety to be and to read as follows:


          "Eligible Receivables Balance" means, at any time, (a) the aggregate outstanding principal balance of all Eligible Receivables less
(b)(1) the portion of the aggregate outstanding principal balance of Eligible Receivables which exceed the Concentration Limit plus (2) the portion of the aggregate outstanding principal balance of Eligible Receivables originated by Paratec Elastomers LLC which exceed $5,000,000 plus (3) the aggregate principal amount of all Receivable Setoffs in excess of 5% of the Eligible Receivables Balance.

          (q) The date "December 8, 2000" appearing in clause (d) of the defined term "Liquidity Termination Date" appearing in Schedule I of the Sale Agreement is deleted and replaced with the date "November 19, 2001".

          (r) The defined term "Loss Reserve" appearing in Schedule I to the Sale Agreement is amended in its entirety to be and to read as follows:

          "Loss Reserve" means, at any time, the product of (i) the greatest of (a) .12, (b) 0.75 times the highest three month rolling average Delinquency Ratio (expressed as a decimal) as of the last day of each of the last twelve calendar months and (c) 0.75 times the highest three month rolling average Default Ratio (expressed as a decimal) as of the last day of each of the last twelve calendar months multiplied by (ii) the Eligible Receivables Balance.

          (s) The defined term "Parent" appearing in Schedule I to the Sale Agreement is amended in its entirety to be and to read as follows:

          "Parent" means Crompton Corporation, a Delaware corporation.

          (t) The defined term "Originators" appearing in Schedule I to the Sale Agreement is amended in its entirety to be and to read as follows:

          "Originators" means each of Uniroyal Chemical Company, Inc., Davis Standard Corporation, Paratec Elastomers LLC and Crompton Corporation.

         (u)     The defined term "Permitted Investments" appearing in
Schedule I to the Sale Agreement is amended in its entirety to be and to read as follows:

          "Permitted Investments" means (a) evidences of indebtedness, maturing within thirty (30) days after the date of purchase thereof, issued by, or guaranteed by the full faith and credit of, the federal government of the USA, (b) repurchase agreements with banking institutions or broker-dealers the short-term unsecured obligations of which is rated at least "A-1" (or the equivalent) by S&P and at least "P-1" (or the equivalent) by Moody's registered under the Securities Exchange Act of 1934 which are fully secured by obligations of the kind specified in clause (a), (c) money market funds
(i) rated not lower than the highest rating category from Moody's and "AAA m" or "AAAm-g," from S&P or (ii) which are otherwise acceptable to the Rating Agencies or (d) commercial paper issued by any corporation incorporated under the laws of the USA and rated at least "A-1" (or the equivalent) by S&P and at least "P-1" (or the equivalent) by Moody's.

          (v) The defined term "Purchase Limit" appearing in Schedule I to the sale Agreement is hereby amended in its entirety to be and to read as follows:

          "Purchase Limit" means $200,000,000.

          (w) New defined terms "Receivable Setoff" and "Receivable Setoff Downgrade Event" shall be added to Schedule I to the Sale Agreement, as alphabetically appropriate, as follows:

          "Receivable Setoff" means the reduction of any Receivable of an Obligor by any amount owing by the Seller to such Obligor.

          "Receivable Setoff Downgrade Event" shall mean at any time the Originator's long-term unsecured, unsubordinated indebtedness is rated less than "BBB-" by S&P and "Baa3" by Moody's (or S&P or Moody's has withdrawn or suspended such rating).

          (x) The defined term "Reserve" appearing in Schedule I to the Sale Agreement is hereby deleted in its entirety.

          (y)     The defined term "Reserve Percentage" appearing in
Schedule I to the Sale Agreement is hereby amended in its entirety to read as follows:

          "Reserve Percentage" means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Eligible Receivables Balance.

          (z) Subsections (f) and (j) of the defined term "Termination Event" appearing in Schedule I to the Sale Agreement are amended in their entirety to be and to read as follows:

         (f) the average of the Delinquency Ratios as of the end of each of the most recent three calendar months exceeds 20%, the average of the Default Ratios as of the end of each of the most recent three calendar months exceeds 20%, the Dilution Ratio at the end of any calendar month measured for the three month calendar period then ending exceeds 7.5% or the Loss-to-Liquidation Ratio at the end of any calendar month measured for the three month calendar period then ending exceeds 1%; or

         (j) the average of the Turnover Rates for each of the most recent three calendar months exceeds 90 days; or

          (aa) The defined term "Turnover Rate" appearing in Schedule I to the Sale Agreement is hereby amended in its entirety to read as follows:

          "Turnover Rate" means, for any period for which it is calculated, the product, expressed in days, of (A) (1) the outstanding balance of all Receivables at the beginning of such period divided by (2) the average daily Collections (other than Deemed Collections) during such period multiplied by
(B) 30.

          (bb) Schedule II to the Sale Agreement is hereby amended to in its entirety to be and to read as Schedule II attached hereto.

          (cc) Exhibit E to the Sale Agreement is hereby amended in its entirety to be and to read as Exhibit E attached hereto.

          (dd) Exhibit G to the Sale Agreement is hereby amended in its entirety to be and to read as Exhibit G attached hereto.

     Section 2. Section 1 of this Agreement shall become effective only once the Agent has received, in form and substance satisfactory to the Agent, all documents and certificates as the Agent may reasonably request and all other matters incident to the execution hereof are satisfactory to the Agent; provided, however, that notwithstanding anything in this Amendment or any other Transaction Document to the contrary, Paratec Elastomers LLC shall not be deemed an Originator and the accounts receivable originated by Paratec Elastomers LLC and sold to the Seller shall not be deemed Eligible Receivables until such time as the Agent shall have received opinion letters of Thacher Proffitt & Wood and John Ferguson, Esq. with respect to Paratec Elastomers LLC and the Receivables originated by Paratec Elastomers LLC, each such opinion letter to be substantially similar to that delivered with respect to Crompton Corporation and to be in form and substance reasonably satisfactory to the Agent.

     Section 3. The Sale Agreement, as amended and supplemented hereby or as contemplated herein, and all rights and powers created thereby and thereunder or under the other Transaction Documents and all other documents executed in connection therewith, are in all respects ratified and confirmed. From and after the date hereof, the Sale Agreement shall be amended and supplemented as herein provided, and, except as so amended and supplemented, the Sale Agreement, each of the other Transaction Documents and all other documents executed in connection therewith shall remain in full force and effect. By executing this Amendment, Crompton Corporation confirms that it is the "Guarantor" under the Limited Guaranty and that the Limited Guaranty and Crompton Corporation's obligations thereunder remain in full force and effect.

     Section 4. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument.

     Section 5. This Amendment shall be governed and construed in accordance with the internal laws of the State of New York.

     In Witness Whereof, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

                                       ABN AMRO Bank N.V., as the Agent, as
                                       the Liquidity Provider and as the
                                       Enhancer

                                       By:
                                       Title:

                                       By:

                                       Title:

                                       Windmill Funding Corporation

                                       By:

                                       Title:

                                       Crompton & Knowles Receivables
                                       Corporation

                                       By:

                                       Title:

                                       Crompton Corporation (as successor by
                                       merger with Crompton & Knowles
                                       Corporation)

                                       By:

                                       Title:




                         Schedule II

         Liquidity Providers and Commitments of Committed Purchasers

Name of Liquidity Provider                          Commitment

ABN AMRO Bank N.V.                                $183,600,000


Enhancer

ABN AMRO Bank N.V.                                $20,400,000



                             Exhibit E


            Addresses and Names of Seller and Originators

1. Locations. (a) The chief executive office of the Seller and each Originator are located at the following address:

     Crompton & Knowles Receivables Corporation
     Benson Road
     Middlebury, Connecticut 06749

     Uniroyal Chemical Company, Inc.
     Benson Road
     Middlebury, Connecticut 06749

     Crompton Corporation
     One American Lane
     Greenwich, Connecticut 06831-2559

     Davis Standard Corporation
     1 Extrusion Drive
     Pawcatuck, Connecticut 06379

     Paratec Elastomers LLC
     Benson Road
     Middlebury, Connecticut 06749

No such address was different at any time since December 31, 1997

(b) The following are all the locations where the Seller and each Originator directly or through its agents maintain any Records:

     One American Lane
     Greenwich, Connecticut 06831-2559

     World Headquarters
     Benson Road
     Middlebury, Connecticut  06749

2. Names. The following is a list of all names (including trade names or similar appellations) used by the Seller and each Originator or any of its divisions or other business units:

     None.


                                 Exhibit G


                      Lock Boxes and Lock-Box Banks


Bank                      Lock-Box Number                Collection Account

Citibank                    8429 and 2049                      4049-8376

Fleet Bank                  30586                              058-8001

Mellon Bank, N.A.           360-313                            010-642

                            014-3626                           005-3575

Citibank Delaware           7302                               30444171